EXHIBIT 10.1

Second Amended and Restated Non-Exclusive Patent Sublicense Agreement

This Second Amended and Restated Non-Exclusive Patent Sublicense Agreement (“Agreement”), effective as of the “Effective Date,” is between C-LOCK Technology, Inc., a Delaware corporation having an address of 1225 - 17th Street, Suite 1300, Denver, CO 80202 (“CLT”), Evergreen Energy Inc., a Delaware corporation having an address of 1225 - 17th Street, Suite 1300, Denver, CO 80202 (“Evergreen” ) and C-LOCK Inc. (“CLI”), a South Dakota corporation, with its principal place of business at 233 Westberry Court North, Rapid City, SD 57702.

RECITALS

WHEREAS, pursuant to the Exclusive Patent License Agreement (the “Master License”) dated Effective July 5, 2006 between South Dakota School of Mines & Technology (“SDSM&T”) and CLI, CLI is the exclusive licensee of certain Patent Rights (as listed in Exhibit A attached hereto) and certain Know-How relating to a process for the measuring and marketing of carbon sequestration credits for which patent applications have been made in the United States and certain foreign countries and has the right to grant sublicenses under the Master License;

WHEREAS, CLT desires to sublicense the Patent Rights in order to further develop,  commercialize and market or sell such rights in certain applications;

WHEREAS, CLT and CLI previously entered into an Exclusive Patent Sublicense Agreement and the Amended and Restated Exclusive Patent Sublicense Agreement (collectively, the “Prior Sublicenses”); and

WHEREAS, CLT, Evergreen, CLI, Dr. Pat Zimmerman and Scott Zimmerman have entered into a Settlement Agreement related to a dispute concerning the Prior Sublicenses and the Zimmermans’ employment with Evergreen and their work on behalf of CLT which contemplates this amendment to the Prior Sublicenses.

NOW, THEREFORE, CLI, Evergreen and CLT hereby agree as follows:

1.  DEFINITIONS

“Affiliate” shall mean any legal entity (such as a corporation, partnership, or limited liability company that is controlled by CLT.  For the purposes of this definition, the term “control” means (i) beneficial ownership of at least 50% of the voting securities of a corporation or other business organization with voting securities or (ii) 50% or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

“Effective Date” shall mean April 1, 2011.

“Energy Field” shall mean the reporting of greenhouse gas emissions and the determination of greenhouse gas emission credits and offsets resulting from the generation of electricity from other sources of energy, including coal, coal synfuel, petroleum products, natural gas and other combustible gases, solid renewable fuels, liquid renewable fuels, gaseous renewable fuels, biomass fuels, solar, wind, geothermal, hydro and nuclear.

“Licensed Process” shall mean any process that, absent the license granted hereunder, would infringe one or more claims of the Patent Rights or which uses a Licensed Process or Licensed Product.

“Licensed Product” shall mean any product or part thereof that:

(a)           absent the license granted hereunder, would infringe one or more claims of the Patent Rights; or

(b)           is manufactured by using a License Process or that, when used, practices a Licensed Process.

“Master License” shall have the meaning set forth in the Recitals hereto.

“Patent Rights” shall mean:

(a)           the United States and international patents listed on Exhibit A;

(b)           the United States and international patent applications and/or provisional applications listed on Exhibit A and the resulting patents;

(c)           any patent applications resulting-from the provisional applications listed on Exhibit A, and any divisionals, continuations, continuation-in-part, applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Exhibit A and of such patent applications that result from the provisional applications listed on Exhibit A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Exhibit A, and the resulting patents;

(d)           any patents resulting from reissues, reexaminations, or extensions (and their relevant, international equivalents) of the patents described in (a), (b), and (c); and

(e)           international (non-United States) patent applications and provisional applications filed after the Effective Date and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in a, b, c, and d above, and the resulting patents.

“Term” shall mean the term of this Agreement, which commenced on the Effective Date and shall remain in effect until terminated hereto.

“Territory” shall mean worldwide.

2.  GRANT OF RIGHTS

2.1.          License Grants. Subject to the terms of this Agreement, CLI hereby grants to CLT, Evergreen and their Affiliates for the Term, a non-exclusive license under the Patent Rights to (i) demonstrate the Licensed Process and Licensed Product; and (ii) sell software or services which utilize the Licensed Process and Licensed Product (“Greenhouse Gas Calculator”) in the Energy Field in the Territory. The License granted hereby shall be subject to all the terms and conditions of the Master License and CLT agrees not to take any action or inaction that would breach or be in conflict with the Master License.

2.2.          Responsibility for Patent Rights.  Pursuant to the Master License, CLI is obligated to prepare, file, prosecute and maintain all of the Patent Rights.  In the event CLI fails to timely file, prosecute or maintain any Patent Right, and SDSM&T does not file, prosecute or maintain such Patent Right within 30 days of notice thereof, CLI shall immediately notify CLT and Evergreen in writing, and CLT and Evergreen shall have the right, but not the obligation to file, prosecute or maintain such Patent Right at CLT or Evergreen’s expense.

3.  PAYMENT TERMS

3.1           Payment Obligations.  CLT agrees to pay to CLI an annual payment of $100,000 during the Term of this Agreement.  The first payment hereunder for the 2011 fiscal year will be due on the Effective Date and subsequent annual payments will be due on January 1st, commencing with January 1, 2012.

3.2           Method of Payment. All payments under this Agreement should be made by wire transfer to an account designated from time to time by CLI. Each payment should reference this Agreement.

3.3           Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars.

3.4           Late Payments.   In the event an annual payment is not received on or before January 1, CLI shall provide Evergreen and CLT written notice of such non-payment and Evergreen and CLT shall have 10 days from the date of such written notice to render such payment plus any accrued penalty interest.  If payment, including penalty interest is not received by the end of this ten day period, this Agreement shall terminate.  Any payments by CLT that are not paid on or before the date such payments are due under this Agreement shall accrue interest, to the extent permitted by law, at two percentage points above the prime rate of interest as reported in the Wall Street Journal on the date payment is due (“penalty interest”).

4.  ASSIGNMENT

4.1           Assignment.  This Agreement is personal to CLT and Evergreen and no rights or obligations relating to this Agreement may be assigned or sublicenses granted hereunder by CLT or Evergreen except (i) with respect to standard software licenses to end users and not resellers; (ii) assignments between CLT and Evergreen; and (ii) assignments in connection with a merger, asset sale or reorganization transaction in which the stock of or substantially all of the assets of CLT or Evergreen are transferred.  Notwithstanding the above, Evergreen and CLT are entitled to enter into reseller agreements which, while not granting sub-sublicenses, allow and permit the reseller to pass through the Evergreen and CLT sublicense to any end user they sell to.

5.  TERMINATION

5.1           Voluntary Termination by CLT or Evergreen. CLT or Evergreen shall have the right to terminate this Agreement, for any reason, (i) upon at least 5 days prior written notice to CLI, such notice to state the date at least 5 days in the future upon which termination is to be effective, and (ii) upon payment of all, amounts due to CLI through such termination effective date.

6.  INSURANCE

6.1           Insurance.  CLT and Evergreen shall obtain and carry in full force and effect commercial general liability insurance, including product liability. Such insurance (1) shall be issued by an insurer pre-approved by CLI, such approval not to be unreasonably withheld, (ii) shall list CLI and SDSM&T as additional insureds there under, (iii) shall be endorsed to include product liability coverage, and (iv) shall require 30 days written notice to be given to CLI and SDSM&T prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than $1,000,000 per occurrence with an aggregate of $3,000,000 for bodily injury including death; $1,000,000 per occurrence with an aggregate of $3,000,000 for property damage; and $1,000,000 per occurrence with an aggregate of $1,000,000 for errors and omissions.  Within 90 days of the Effective Date, CLT shall provide CLI with a Certificate of Insurance evidencing full compliance with this Section.  CLT shall continue to maintain such insurance after expiration or termination of this Agreement during any period in which CLT or any Affiliate continues to perform a service that was a Licensed Process or a sale of a Licensed Product under this Agreement, and thereafter for a period of five years.

7. NO REPRESENTATIONS OR WARRANTIES

7.1           EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, CLI MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  Specifically, and not to limit the foregoing, CLI makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, and (ii) that the exploitation of the Patent Rights or the Licensed Process and/or Licensed Product will not infringe any patents or other intellectual property rights of CLI, SDSM&T or of a third party.

8. MISCELLANEOUS

8.1           Notice.   Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to CLT/Evergreen:

C-LOCK Technology, Inc.
1225 - 17th Street, Suite 1300
Denver, CO 80202
Attention: President

With a copy to:

Evergreen Energy Inc.

1225 - 17th Street, Suite 1300
Denver, CO 80202
Attention: General Counsel

If to CLI:

C-LOCK, Inc.
Patrick Zimmerman, President
233 Westberry Court
North Rapid City, SD 57702
Tel: (605) 343-7947
Fax: (605)343-7947

With a copy (which shall not constitute notice) to:

William Roberts

Roberts & Olivia, LLC

2060 Broadway, Suite 250

Boulder, CO 80302

Tel: 720 210 5447

Fax: 720 210 5447

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

8.2           Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the State of Colorado, without regard to conflict, of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

8.3           Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

8.4           Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or enforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

8.5           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

8.6           Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

8.7           Entire Agreement, This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes the Prior Sublicenses and all prior agreements or understandings between the parties relating to its subject matter.

8.8           Compliance with Laws  CLT and Evergreen shall use reasonable commercial efforts to comply with all local, state, federal, and international laws and regulations relating to the development, use, and sale of the Licensed Process and Licensed Products.

8.9           Export Control.  CLT and its Affiliates shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  CLT hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates and that it will indemnify, defend, and hold harmless CLI and SDSM&T for the consequences of any such violation.

IN WITNESS WHEREOF the parties have caused this agreement to be executed by their duly authorized representatives.

C-LOCK, INC.

By:	/s/ Patrick R. Zimmerman
Dr. Patrick Zimmerman, CEO

C-LOCK TECHNOLOGY, INC.

By:	/s/ Thomas H. Stoner, Jr.
Thomas H. Stoner, Jr., CEO

EVERGREEN ENERGY INC.

By:	/s/ Thomas H. Stoner, Jr.
Thomas H. Stoner, Jr., CEO